Exhibit 99.1

News Release

2011-01

Contact

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Announces Entry into $3.75 Billion Credit Facility, Completion of Redemption and Related Refinancings

Luxembourg, January 12, 2011

Intelsat S.A. today announced that its subsidiary, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), entered into a senior secured credit agreement that provides for a term loan facility of $3,250,000,000 and a revolving credit facility of up to $500,000,000. Intelsat Jackson has borrowed the full amount of the term loan facility for refinancing and the other purposes described below.

Part of the net proceeds of the new term loan have been contributed or loaned to Intelsat Jackson’s indirect subsidiary, Intelsat Corporation (“Intelsat Corp”), which has used such funds to repay all existing indebtedness under Intelsat Corp’s existing senior secured credit facilities, including approximately $1.8 billion of term loans, and to redeem all of the $580.7 million aggregate principal amount outstanding of Intelsat Corp’s 9 1/4% Senior Notes due 2016. In connection with such repayment and redemption of Intelsat Corp’s indebtedness, Intelsat Corp intends to cease filing annual and quarterly periodic reports with the U.S. Securities and Exchange Commission, effective immediately.

In addition, Intelsat Jackson has contributed approximately $330.2 million of the net proceeds of the new term loan to Intelsat Jackson’s indirect subsidiary, Intelsat Subsidiary Holding Company S.A. (“Intelsat Sub Holdco”), to repay all existing indebtedness under Intelsat Sub Holdco’s existing senior secured credit facilities.

Intelsat expects to use the remainder of the net proceeds from the new term loan primarily to repay, redeem, retire or repurchase in the open market other indebtedness of Intelsat S.A. and its subsidiaries (which indebtedness has not yet been identified). In addition, Intelsat Corp expects to redeem all of the approximately $111.8 million aggregate principal amount outstanding of Intelsat Corp’s 9 1/4% Senior Notes due 2014, as previously announced, on January 20, 2011.

In connection with these refinancings, Intelsat has effectively combined the assets of Intelsat Sub Holdco and Intelsat Corp. Intelsat believes that this reorganization of assets will simplify Intelsat’s operations and enhance its ability to transact business in an efficient manner.

BofA Merrill Lynch, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC acted as Joint Bookrunners for the senior secured credit agreement. Goldman Sachs, RBC Capital Markets and HSBC acted as Co-Managers.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat's intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat's annual report on Form 10-K for the year ended 31 December 2009, Intelsat’s Registration Statement on Form S-1 and Intelsat's other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat's intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Intelsat S.A.
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